September 16, 2021

Pacer Funds Trust
500 Chesterfield Parkway
Malvern, Pennsylvania 19355

Ladies and Gentlemen:

We have acted as counsel to Pacer Funds Trust, a Delaware statutory trust (the “Trust”), in its individual capacity and on behalf of the Pacer Pacific Global Floating Rate & High Income ETF (the “Acquiring Fund”), a newly created series of the Trust, in connection with the Trust’s Registration Statement on Form N-14 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 18, 2021 (the “Registration Statement”), with respect to the Acquiring Fund’s shares of beneficial interest, with no par value per share (the “Shares”), to be issued in exchange for the transfer of assets and assumption of liabilities of the Pacific Global Senior Loan ETF, a separate series of the Pacific Global ETF Trust, as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the amendment to the Registration Statement to be filed on or about September 15, 2021 (the “Amendment”).

In connection with the furnishing of this opinion, we have examined the following documents:

    (a)    A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

    (b)    A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust and all amendments thereto, as filed with the Secretary of State (the “Certificate of Trust”);

    (c)    Copies of the Trust’s Declaration of Trust dated August 12, 2014 (the “Declaration”), the Trust’s Bylaws, as approved by the Trust’s Board of Trustees (the “Board”) dated August 12, 2014 (the “Bylaws”), and resolutions approved by the Board authorizing the Reorganization and the issuance of the Shares (the “Resolutions”), each certified by an authorized officer of the Trust;

    (d)    A printer’s proof of the Amendment; and

    (e)    A copy of the form of Agreement and Plan of Reorganization to be entered into by the Trust on behalf of the Acquiring Fund (the “Agreement”).

ETHAN D. COREY ● PARTNER
64 Oak Cliff Road ● Newtonville, MA 02460 ● p: 301.580.6489
Practus, LLP ● Ethan.Corey@Practus.com ● Practus.com

        Pacer Funds Trust
September 15, 2021

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Amendment as filed with the Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above, and that the Agreement will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We also have assumed for the purposes of this opinion that the Certificate of Trust, the Declaration, the Bylaws, the Resolutions and the Agreement will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law that any tribunal may apply to such transactions. In addition, to the extent that the Declaration or the Bylaws refer to, incorporate, or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, and to the further assumptions and limitations hereinafter set forth, it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the Bylaws, the Registration Statement, and the Resolutions, and for the consideration described in the Agreement, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Amendment.

        Pacer Funds Trust
September 15, 2021

In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Practus, LLP
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